Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Charles & Colvard, Ltd.
Morrisville, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-256495) and Form S-8 (No. 333-151255, No. 333-204496, No. 333-212265, and No. 333-228329) of Charles & Colvard, Ltd. of our report dated September 2, 2021, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP

Raleigh, North Carolina
September 2, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.